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                                                                     EXHIBIT 4.2

                             APPLIED MATERIALS, INC.
                            1995 EQUITY INCENTIVE PLAN
                       NONQUALIFIED STOCK OPTION AGREEMENT


         Applied Materials, Inc. (the "Company") hereby grants you, [NAME OF EMPLOYEE] (the "Employee"), a stock option under the Company's 1995 Equity Incentive Plan (the "Plan"), to purchase shares of common stock of the Company. The date of this Agreement is [DATE]. Subject to the provisions of Appendix A (on the reserve side of this agreement) and of the Plan, the principal features of this option are as follows:

    MAXIMUM NUMBER OF SHARES
    PURCHASABLE WITH THIS OPTION:    [NUMBER]    PRICE PER SHARE:  $[NUMBER]

             SCHEDULED VESTING DATES:               NUMBER OF SHARES

                      [DATE]                            [NUMBER]
                      [DATE]                            [NUMBER]
                      [DATE]                            [NUMBER]
                      [DATE]                            [NUMBER]

                  EVENT TRIGGERING                      MAXIMUM TIME TO EXERCISE
                 OPTION TERMINATION                      AFTER TRIGGERING EVENT

    Termination of Employment (except as shown below)               15 days
    Termination of Employment due to Retirement
         (age 65 or over)                                           6 months
    Termination of Employment due to Disability                     6 months
    Termination of Employment due to Death                          1 year
    [NUMBER] Years after Grant Date                                 None


                                   IMPORTANT:

      IT IS YOUR RESPONSIBILITY TO EXERCISE THIS OPTION BEFORE IT EXPIRES.


         Your signature below indicates your agreement and understanding that this option is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and termination of this option is contained in paragraphs 1 and 2 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.


APPLIED MATERIALS, INC.                        EMPLOYEE


--------------------------                     --------------------------
[Title]                                        [Name]







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                                   APPENDIX A

               TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTIONS

         1. Vesting Schedule. This option is scheduled to become exercisable as to [NUMBER]% of the shares subject to this option on the first anniversary of the date of this Agreement and as to an additional [NUMBER]% on each succeeding anniversary, until the right to exercise this option has accrued as to 100% of the shares subject to this option. However, THE COMMITTEE, IN ITS SOLE DISCRETION, MAY LENGTHEN OR SHORTEN THE PRECEDING VESTING SCHEDULE IF THE COMMITTEE DETERMINES THAT THE EMPLOYEE'S POSITION, GRADE LEVEL, OR RESPONSIBILITIES HAVE CHANGED SIGNIFICANTLY. No change in the vesting schedule will (a) affect any shares which previously became exercisable, or (b) reduce the maximum number of shares subject to this option. On any scheduled vesting date, vesting actually will occur only if the Employee is employed by the Company or an Affiliate on such date.

         2. Termination of Option. In the event of the Employee's Termination of Service (employment) for any reason other than Retirement, Disability or death, the Employee may, within fifteen (15) days after the date of the Termination, or within [NUMBER] years from the date of this Agreement, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee's Termination of Service due to Retirement or Disability, the Employee may, within six (6) months after the date of such Termination, or within [NUMBER] years from the date of this Agreement, whichever shall first occur, exercise any vested but unexercised portion of the option.

         3. Death of Employee. In the event that the Employee dies while an employee of the Company or an Affiliate or during the fifteen (15) day or six
(6) month periods referred to in Paragraph 2 above, the Employee's designated beneficiary or beneficiaries, or if no beneficiary survives the Employee, the administrator or executor of the Employee's estate, may, within one (1) year after the date of death, or within [NUMBER] years from the date of this Agreement, whichever shall first occur, exercise any vested but unexercised portion of this option. Any such transferee must furnish the Company (a) evidence satisfactory to the Company to establish the validity of the transfer of the option, and (b) written acceptance of the terms and conditions of this option as set forth in this Agreement.

         4. No Effect on Employment. The Employee's employment with the Company and its Affiliates is on an at-will basis only. Accordingly, the terms of the Employee's employment with the Company and its Affiliates shall be determined from time to time by the Company or the Affiliate employing the Employee (as the case may be), and the Company or the Affiliate shall have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause.

         5. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Administration, at Applied Materials, Inc., P.O. Box 58039, Santa Clara, CA 95052, or at such other address as the Company may hereafter designate in writing.

         6. Option is Not Transferable. Except as provided in Paragraph 3 above, this option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

         7. Conditions to Exercise. The exercise price for this option must be paid in the legal tender of the United States or, in the Committee's discretion, in shares of the Company's common stock. No partial exercise of this option may be made for fewer than ten (10) shares. Exercise of this option will not be permitted until satisfactory arrangements have been made for the payment of the appropriate amount of withholding taxes (as determined by the Company).

         8. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Terms used and not defined in this Agreement shall have the meaning set forth in the Plan. This option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code.






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